UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report: December 1, 2004

(Date of earliest event reported)

VERIZON COMMUNICATIONS INC.

(Exact name of registrant as specified in its charter)

Delaware	1-8606	23-2259884
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1095 Avenue of the Americas New York, New York	10036
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 395-2121

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Adoption of the Verizon Executive Deferral Plan and Amendments to Freeze the Verizon Income Deferral Plan and the Verizon Deferred Compensation Plan for Non-Employee Directors

On December 1, 2004, the Human Resources Committee of Verizon Communications Inc.’s Board of Directors adopted the Verizon Executive Deferral Plan (the Deferral Plan) in order to comply with Section 885 of the American Jobs Creation Act of 2004 (the Act) and Section 409A of the Internal Revenue Code of 1986, as amended (the Code). Eligible employees and non-employee Directors of Verizon Communications Inc. (Verizon) may elect to participate in the Deferral Plan as of January 1, 2005.

The Deferral Plan is a nonqualified, unfunded deferred compensation and supplemental savings plan that permits participants to defer the receipt of certain compensation not otherwise eligible for deferral. For eligible employees, the Deferral Plan also provides company-matching credits on certain deferrals that are comparable to the matching contributions under the Verizon Qualified Savings Plan. Non-employee Directors do not receive matching contributions under the Deferral Plan. This plan will not provide supplemental pension credits to any participant. The terms and conditions of the Deferral Plan are outlined in Exhibit 99 to this Form 8-K.

In order to comply with Section 885 of the Act and Section 409A of the Code, the Income Deferral Plan (the IDP) and the Deferred Compensation Plan for Non-Employee Directors (the Directors’ Plan) were amended on December 1, 2004 to freeze the accrual of benefits under those plans as of the close of business on December 31, 2004. Participants in those plans will not accrue any additional benefits other than market-based investment earnings or losses on their individual accounts. Participants will retain the ability to invest their frozen accounts in the investment options available under the IDP or the Directors’ Plan. However, they will not be able to defer any new compensation under the terms of those plans (unless otherwise permitted by U.S. Treasury Department guidance or regulations). Participants in the IDP will no longer receive matching contribution credits or retirement credits under the Plan. Benefits that are not vested as of December 31, 2004 will be transferred to the newly adopted Deferral Plan, as of January 1, 2005.

Amendment to the Verizon Excess Pension Plan

On December 3, 2004, the Verizon Excess Pension Plan (the Excess Pension Plan) was amended to provide that, effective January 1, 2005, all senior managers will participate in that plan. The Excess Plan previously only covered non-senior management employees and senior managers were prohibited from participating in the plan and instead received supplemental retirement credits under the IDP. Beginning on January 1, 2005, the Excess Pension Plan provides that all participating senior managers will receive pay credits equal to 4% to 7% (depending on age and service) on all eligible compensation that exceeds the IRS qualified pay limits ($210,000 in 2005). This is the same pay-credit percentage range received by all other management employees who participate in the Verizon Management Pension Plan and the Excess Pension Plan. All participants will receive their accrued benefits under the Excess Pension Plan in a lump-sum upon their separation from service (or six months after their separation from service for certain “key” employees).

Inclusion of Dennis F. Strigl on Verizon Communications Inc.’s Payroll

Since 2000, Mr. Strigl has been an Executive Vice President of Verizon, and President and Chief Executive Officer of Verizon Wireless. As a result, certain of his benefits have been determined in accordance with Verizon Wireless’s policies, and certain have been determined in accordance with Verizon’s policies. Mr. Strigl has been named in Verizon’s proxy statement as one of the top five executive officers since Verizon was formed in 2000. In order to align Mr. Strigl’s benefits with those of the other executive officers of Verizon, effective January 1, 2005, he will be paid by Verizon and will be removed from the Verizon Wireless payroll. As of January 1, 2005, Mr. Strigl will participate in Verizon’s health, disability and pension plans, including the Verizon Management Pension Plan and the Verizon Savings Plan. He will no longer participate in the Verizon Wireless health, disability and pension plans, including the Verizon Wireless Savings and Profit Sharing Plan.

The Verizon Management Pension Plan is a noncontributory, tax-qualified pension plan for salaried employees that provides for distribution of benefits in a lump sum or an annuity, at the participant’s election. All participant pension benefits under this plan are calculated using a cash balance formula that provides for pay credits equal to 4% to 7% (depending on age and service) of annual eligible pay up to the statutory limit on compensation, for each year of service following the conversion to cash balance.

The Verizon Savings Plan is a savings plan qualified under Section 401(k) of the Code that permits participants to defer a portion of their eligible compensation and to receive matching contributions from Verizon equal to 100% of the first 4% of eligible compensation deferred and 50% of the next 2% of eligible compensation deferred.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Verizon Communications Inc.
(Registrant)

Date: December 7, 2004	/s/ David H. Benson
David H. Benson
Senior Vice President and Controller

EXHIBIT INDEX

Exhibit Number	Description
99	Highlights of the New Verizon Executive Deferral Plan